                                   LBP, INC.
                             200 MAMARONECK AVENUE
                          WHITE PLAINS, NEW YORK 10601
                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 17, 2000
                               ------------------

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of LBP, INC., (the "Company"), will be held at the Hotel Crescent Court, Second Floor, 400 Crescent Court, Dallas, Texas 75201 on May 17, 2000 at 10:00 o'clock A.M., for the following purposes:

          (1) To elect a Board of four Directors;

          (2) To ratify the selection of KPMG LLP as independent auditors for the Company for the year ending December 31, 2000; and

          (3) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Holders of record of the Company's Common Stock at the close of business on the 10th day of April, 2000 shall be entitled to vote on all matters to be considered at the meeting or any adjournment or postponement thereof.

     A list of all stockholders entitled to vote at the meeting will be available for inspection for the ten days prior to the meeting at the office of the Company and at the offices of the Company's transfer agent, ChaseMellon Shareholder Services, L.L.C., 85 Challenger Road, Overpeck Center, Ridgefield Park, New Jersey 07660, and will be available for inspection at the time of the meeting, at the place thereof.

                                          By Order of the Board of Directors

                                                   EDWARD W. ROSE, III
                                          Chairman of the Board of Directors

Dated: April 17, 2000
       White Plains, N.Y.

                       NOTICE TO HOLDERS OF COMMON STOCK
IF YOU DO NOT EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED
    PROXY SO THAT YOU WILL BE REPRESENTED. A POST-PAID ENVELOPE IS ENCLOSED
                             FOR YOUR CONVENIENCE.

                                   LBP, INC.

                             200 MAMARONECK AVENUE
                          WHITE PLAINS, NEW YORK 10601

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     The accompanying Proxy is solicited by Management of LBP, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held at the Hotel Crescent Court, Second Floor, 400 Crescent Court, Dallas, Texas 75201 on May 17, 2000 at 10:00 A.M., or any adjournment or postponement thereof, at which holders of record of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), at the close of business on April 10, 2000 shall be entitled to vote on all matters considered at the meeting.

     The cost of solicitation by Management, including postage, printing and handling, and the expenses incurred by brokerage firms, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners will be borne by the Company. The solicitation is to be made primarily by mail, but may be supplemented by telephone calls, telegrams and personal solicitation. Management may also use the services of directors and employees of the Company to solicit Proxies, without additional compensation.

     Each Proxy executed and returned by holders of the Common Stock may be revoked at any time thereafter, except as to matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such Proxy. A Proxy may be revoked by giving written notice of revocation to the Secretary of the Company or to any of the other persons named as proxies, or by giving a Proxy with a later date. The Proxies will be voted at the meeting for the Directors set forth herein in the manner indicated (see "ELECTION OF DIRECTORS"), and if no contrary instructions are indicated, in favor of the other matters set forth herein; if specific instructions are indicated, the Proxies will be voted in accordance therewith. This Statement and the form of Proxy solicited from holders of the Common Stock are expected to be sent or given to stockholders on or about April 18, 2000.

     The Annual Report to Stockholders of the Company for the year ended December 31, 1999 is being mailed herewith to each stockholder of record.

     THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND THE SCHEDULE THERETO) WILL BE FURNISHED TO ANY STOCKHOLDER WITHOUT CHARGE UPON REQUEST TO THE COMPANY AT 200 MAMARONECK AVENUE, WHITE PLAINS, NEW YORK 10601, TELEPHONE (914) 421-2545.

                                  THE COMPANY

     The Company was incorporated under the laws of Delaware on February 16, 1994. The Company's principal executive and administrative offices are located at 200 Mamaroneck Avenue, White Plains, New York 10601; telephone number (914) 421-2545.

     On April 19, 1994, the Board of Directors of Drew Industries Incorporated ("Drew"), the parent company of the Company at that time, approved a plan to transfer the stock of its subsidiary, Leslie-Locke, Inc. ("Leslie-Locke," now known as Prime Acquisition Corp.), to the Company and to distribute the common stock of the Company to Drew's stockholders on a one-for-one basis (the "Spin-off"). The transfer of the stock of Leslie-Locke to the Company was effective May 10, 1994, and the Spin-off was effective July 29, 1994. Since the Spin-off, the Company has been a stand-alone company, the Common Stock of which is traded on the OTC Bulletin Board (symbol: LBPI).

     Pursuant to a Shared Services Agreement, following the Spin-off, Drew and the Company share certain administrative functions and employee services, such as management overview and planning, acquisition searches, tax preparation, financial reporting, coordination of the independent audit, stockholder relations, and regulatory matters. Drew is reimbursed by the Company for such services. The agreement was extended to December 31, 2000. For the fiscal year ended December 31, 1999, the cost of such services to the Company was $144,000. See "ELECTION OF DIRECTORS--Executive Compensation."

     On November 12, 1997, the Company announced that its Board of Directors was considering strategic alternatives for the Company's long-range business plans. In this connection, the Company retained Harris Williams & Co. to assist in evaluating, and possibly disposing of, all or certain of the three major operating divisions of the Company's sole operating subsidiary, Leslie-Locke, Inc. ("Leslie-Locke"), a manufacturer and marketer of a wide variety of specialty building products for the professional and do-it-yourself remodeling and residential construction industry.

     The Board's decision was motivated by the Company's desire to achieve greater per share value for its stockholders. The home improvements products business is in the midst of fundamental changes, including the rapid consolidation of manufacturers and retailers, resulting in intense competitive pressure. As a result, the Company's Board of Directors believed that the goal of increased per share return to its stockholders was unlikely to be realized in the near future. Although operating management was optimistic about the growth opportunities available to Leslie-Locke, the Board of Directors believed that these opportunities could best be realized by a significantly larger company which is in a better position than the Company to compete in the changing industry. In connection with its decision concerning Leslie-Locke, the Board of Directors adopted resolutions regarding the Company's intent that, subsequent to the sale of its assets, Leslie-Locke would acquire an operating company and would be engaged in a business other than that of investing, reinvesting or trading in securities, as soon as it is reasonably possible.

     Pursuant to an Asset Purchase Agreement, dated May 26, 1998 (the "Agreement"), Leslie-Locke sold substantially all of its net assets, including its owned and leased real property, to LL Building Products, Inc., a newly-formed Delaware subsidiary of Building Materials Corporation of America, d/b/a GAF Materials Corporation (the "Sale Transaction"). The purchase price was approximately $44 million in cash. The Sale Transaction was consummated on June 18, 1998 (the "Closing Date"), as of May 31, 1998. Immediately after the closing of the Sale Transaction, the name of Leslie-Locke was changed to Prime Acquisition Corp. ("Prime"), and the name of the Company was changed from Leslie Building Products, Inc. to LBP, Inc. From this point throughout this Proxy Statement, Leslie-Locke is referred to as Prime, unless the context otherwise requires.

     As a result of the Sale Transaction, after payment of outstanding debt, closing costs and income taxes, the Company has net proceeds of approximately $28 million. In accordance with the terms of the Sale Transaction, approximately $25 million of the net proceeds were deposited in escrow until June 2000, of which approximately $21 million may be released from escrow and used by the Company at any time to acquire other businesses, for certain investments, and for certain other permitted payments. The net proceeds from the sale were initially invested primarily in liquid U.S. Treasury money market accounts. The Company's Board of Directors has continued to reaffirm the previously adopted resolutions regarding the Company's intent that Prime be engaged in a business other than that of investing, reinvesting or trading in securities, as soon as it is reasonably possible. Accordingly, management of the Company has been actively seeking a suitable acquisition candidate for Prime.

     In order for the Company to enhance stockholder value while efforts to acquire a business continue, the Company has made certain investments intended to be short-term. In the third quarter of 1998, the Company realized a gain of $463,000 from a short-term securities transaction. In February 2000, the Company realized a loss of $509,000 from the sale of securities purchased in September 1999. In December 1998, the Company utilized $20 million of the funds held in escrow to purchase 800,000 shares of 10.5% Cumulative Convertible Preferred Stock of Impac Mortgage

Holdings, Inc. ("IMH"). IMH is a publicly-owned specialty finance company, which, together with its subsidiaries and related companies, operates three businesses: (1) the Long-Term Investment Operations, (2) the Conduit Operations, and (3) the Warehouse Lending Operations. The Long-Term Investment Operations invests primarily in non-conforming residential mortgage loans and securities backed by such loans. The Conduit Operations purchases and sells or securitizes primarily non-conforming mortgage loans, and the Warehouse Lending Operations provides warehouse and repurchase financing to originators of mortgage loans. IMH is organized as a real estate investment trust ("REIT") for federal income tax purposes, which generally allows it to pass through qualified income to stockholders without federal income tax at the corporate level.

     The Company has not registered as an investment company, initially relying on the exemption provided by Rule 3a-2, promulgated under the Investment Company Act of 1940, as amended (the "'40 Act"). The Company continues to believe that it is not an investment company for the following reasons: (i) the Company has a bona fide intent to be engaged in a business other than that of investing, reinvesting, owing, holding or trading in securities as soon as it is reasonably possible; (ii) the Company made short-term investments solely to preserve the value of its assets and enhance stockholder value while the Company engages in efforts to invest its assets in a non-investment company business; (iii) the Company does not in any way hold itself out to be engaged, nor does it propose to be engaged, primarily in the business of investing, reinvesting or trading in securities; (iv) the Company's failure to consummate the acquisition of a non-investment company business has been due to factors beyond the Company's control, principally the lack of candidates with which to consummate an acquisition transaction on terms acceptable to the Company and in the best interests of its stockholders; and (v) the Company's officers and employees continue in good faith their efforts to identify a suitable acquisition on acceptable terms, and thereby to engage in and operate a non-investment business.

     Notwithstanding these facts, if the Company is deemed to be an investment company required to register under the '40 Act, its structure and operations would be subject to substantial changes from its current structure and operations. Moreover, the Company's ability to acquire a business and to avoid '40 Act regulation could be affected. Accordingly, the Company has made application to the Securities and Exchange Commission seeking relief from the registration and regulatory requirements of the '40 Act.

                               VOTING SECURITIES

     The Company had outstanding on the record date 4,937,390 shares of Common Stock. Each holder of Common Stock is entitled to one vote for each share of stock held.

PRINCIPAL HOLDERS OF VOTING SECURITIES

     Set forth below is information with respect to each person known to the Company on April 10, 2000 to be the beneficial owner of more than five percent of any class of the Company's voting securities, which consists of Common Stock only (including options):

                                          AMOUNT AND
                                           NATURE OF         APPROXIMATE
         NAME AND ADDRESS                 BENEFICIAL         PERCENT OF
        OF BENEFICIAL OWNER                OWNERSHIP          CLASS
-----------------------------------     ---------------      -----------
Edward W. Rose, III (1) ...........     1,736,392(2)(3)          34.8%
  500 Crescent Court
  Dallas, Texas 75201

------------------
(1) The person named has sole voting and investment power with respect to such shares.

(2) See "VOTING SECURITIES--Security Ownership of Management."

(3) Pursuant to Rules 13-1(f)(1)-(2) of Regulation 13-D of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act") on August 8, 1994, the above-named person, together with certain other persons and entities, jointly filed a single Schedule 13-D Statement (as amended) with respect to the securities listed in the foregoing table. Such persons made the single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act, although neither the fact of the filing nor anything contained therein shall be deemed to be an admission by such persons that a group exists.

     To the knowledge of the Company, other than persons acting as nominees or custodians for various stock brokerage firms and banks, which persons do not have beneficial ownership of the Common Stock, no other person owns of record or beneficially more than five percent of the voting securities of the Company.

SECURITY OWNERSHIP OF MANAGEMENT

     Set forth below is information with respect to beneficial ownership at April 10, 2000 of the Common Stock (including options) by each Director and nominee and by all Directors, nominees and Executive Officers of the Company as a group.

                                      AMOUNT AND
                                      NATURE OF       APPROXIMATE
         NAME AND ADDRESS             BENEFICIAL      PERCENT OF
        OF BENEFICIAL OWNER           OWNERSHIP        CLASS
-----------------------------------   ----------      -----------
Leigh J. Abrams (1) ...............     111,570(2)         2.2%
  200 Mamaroneck Avenue
  White Plains, New York 10601
Edward W. Rose, III (1) ...........   1,736,392(3)        34.8%
  500 Crescent Court
  Dallas, Texas 75201
James F. Gero (1) .................     134,400(4)         2.7%
  11900 North Anna Cade Road
  Rockwall, Texas 75087
Marshall B. Payne (1) .............     196,350(5)         3.9%
  500 Crescent Court
  Dallas, Texas 75201
All Directors and Executive
  Officers as a group (7 persons
  including the above-named).......   2,223,412(6)        44.5%

------------------
(1) Pursuant to Rules 13-1 (f)(1)-(2) of Regulation 13-D of the General Rules and Regulations under the Exchange Act, on August 8, 1994, the persons indicated, together with certain other persons, jointly filed a single
    Schedule 13-D Statement (as amended) with respect to the securities listed in the foregoing table. Such persons made the single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act, although neither the fact of the filing nor anything contained therein shall be deemed to be an admission by such persons that a group exists.

(2) Mr. Abrams has sole voting and investment power with respect to the shares owned by him. Includes 4,002 shares of Common Stock held by Mr. Abrams as Custodian under the New York Uniform Gifts to Minors Act for the benefit of his children. Mr. Abrams disclaims any beneficial interest in the shares held as Custodian. In May 1995, Mr. Abrams was granted an option pursuant to the Company's Stock Option Plan to purchase 10,000 shares of Common Stock at $1.55 per share. Although no part of such option has been exercised, all shares subject to such option are included in the above table as beneficially owned.

(3) Mr. Rose has sole voting and investment power with respect to the shares owned by him. Includes 42,000 shares owned by each of Cardinal Investment Company, Inc. Pension Plan and Cardinal Investment Company, Inc. Profit Sharing Plan, of each of which Mr. Rose is Trustee. Mr. Rose has the power to vote and dispose of such shares. Mr. Rose's wife has sole voting and investment power with respect to 300 shares owned by her of record. As a member of the Stock Option Committee, Mr. Rose was automatically awarded the following options each of which is

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

    to purchase 2,500 shares of Common Stock: on December 31, 1995, at $2.2125 per share; on December 31, 1996, at $3.208 per share; on December 31, 1997, at $2.046 per share; on December 31, 1998 at $3.179 per share; and on December 31, 1999 at $3.635 per share. See "ELECTION OF DIRECTORS--Stock Option Plan." Although no part of such options has been exercised, all shares subject to such options are included in the above table as beneficially owned.

(4) Mr. Gero shares voting and investment power with respect to such shares with his wife. As a member of the Stock Option Committee, Mr. Gero was automatically awarded the following options each of which is to purchase 2,500 shares of Common Stock: on December 31, 1995 at $2.2125 per share; on December 31, 1996 at $3.208 per share; on December 31, 1997 at $2.046 per share; on December 31, 1998 at $3.179 per share; and on December 31, 1999 at $3.635 per share. Although no part of such options has been exercised, all shares subject to such options are included in the above table as beneficially owned.

(5) Mr. Payne has sole voting and investment power with respect to 180,100 of such shares. In addition, Mr. Payne has beneficial ownership of 3,750 shares representing a 25% interest in 15,000 shares held by Scout Ventures, a general partnership. As a member of the Stock Option Committee, Mr. Payne was automatically awarded the following options each of which is to purchase 2,500 shares of Common Stock: on December 31, 1995 at $2.2125 per share; on December 31, 1996 at $3.208 per share; on December 31, 1997 at $2.046 per share; on December 31, 1998 at $3.179 per share; and on December 31, 1999 at $3.635 per share. Although no part of such options has been exercised, all shares subject to such options are included in the above table as beneficially owned.

(6) Includes 57,000 shares subject to options.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based on its review of the copies of such forms received by it, the Company believes that during 1999 all such filing requirements applicable to its officers and directors (the Company not being aware of any ten percent holder other than Edward W. Rose, III, a director) were complied with.

                           I.  ELECTION OF DIRECTORS

     It is proposed to elect a Board of four directors to serve until the next annual election or until their successors are elected and qualify.

     Unless contrary instructions are indicated, the persons named as proxies in the form of Proxy solicited from holders of the Common Stock will vote for the election of the nominees indicated below. All such nominees are presently directors of the Company. If any such nominees should be unable or unwilling to serve, the persons named as proxies will vote for such other person or persons as may be proposed by Management. Management has no reason to believe that any of the named nominees will be unable or unwilling to serve. Election of directors by holders of the Common Stock will be by a plurality of the votes cast at the meeting, in person or by proxy, by holders of the Common Stock entitled to vote at the meeting.

     The following table lists the current directors of the Company and the nominees proposed by Management for election by the holders of the Common Stock, all other positions and offices with the Company presently held by them and their principal occupations, in each case as furnished by them to the Company.

     NAME AND AGE                                     DIRECTOR
      OF NOMINEE                  POSITION            SINCE
----------------------   --------------------------   --------
Leigh J. Abrams ......   President, Chief Executive
  (Age 57)                 Officer and Director.        1994
Edward W. Rose,          Chairman of the Board of
  III ................     Directors.                   1994
  (Age 59)
James F. Gero ........   Director.                      1994
  (Age 55)
Marshall B. Payne ....   Director.                      1994
  (Age 43)

     LEIGH J. ABRAMS, for more than the past five years has also been President, Chief Executive Officer and a Director of Drew.

     EDWARD W. ROSE, III, for more than the past five years, has been President and principal stockholder of Cardinal Investment Company, Inc., an investment firm. Mr. Rose also serves as a director of the following public companies:
Liberte Investors Inc., engaged in real estate loans and investments; and ACE Cash Express, Inc., engaged in check cashing services. Mr. Rose is also Chairman of the Board of Drew.

     JAMES F. GERO, since March 1992, has been Chairman and Chief Executive Officer of Sierra Technologies, Inc., a manufacturer of defense systems technologies and a director of its affiliates. From July 1987 to October 1989, Mr. Gero was Chairman and Chief Executive Officer of Varo, Inc., a manufacturer of aerospace technology, and from 1985 to 1987, Mr. Gero was President and Chief Executive Officer of Varo, Inc. Mr. Gero also serves as a director of the following public company: Orthofix International NV, an international supplier of orthopedic devices for bone fixation and stimulation. Mr. Gero is also a director of Drew.

     MARSHALL B. PAYNE, for more than the past five years, has been Vice President of Cardinal Investment Company, Inc., an investment firm. Mr. Payne also serves as a director of the following public companies: ACE Cash Express, Inc., engaged in check cashing services, and Restoration Hardware, Inc., a specialty retailer of home furnishings.

     FREDRIC M. ZINN, not a nominee for election as a director, has been Chief Financial Officer of the Company since August 1994 and has also served as Chief Financial Officer of Drew for more than the past five years. Mr. Zinn is a Certified Public Accountant.

     HARVEY J. KAPLAN, not a nominee for election as a director, has been Secretary and Treasurer of the Company since August 1994 and has also served as Secretary and Treasurer of Drew for more than the past five years. Mr. Kaplan is a Certified Public Accountant.

     Directors of the Company serve until the Company's next annual meeting of stockholders, and until their successors are elected and qualified. Executive officers serve at the discretion of the Board of Directors. To the knowledge of the Company, no Executive Officer or director is related by blood, marriage or adoption to any other. Each of the nominees named above was elected to his present term of office at the Annual Meeting of Stockholders held on May 20, 1999. During the year ended December 31, 1999, the Board of Directors held four meetings. All directors attended all meetings of the Board of Directors, except that Mr. Payne did not attend two meetings.

     The Company has an Audit Committee of the Board of Directors consisting of Messrs. Rose, Abrams and Gero. The functions of the Audit Committee are to review the Company's annual and quarterly reports, review the independence of and ratify the selection of the independent auditors for the Company, conduct pre-audit and post-audit reviews with both financial management and the independent auditors, and assist in the development of the Company's annual business plan. The Audit Committee held one meeting during the year ended December 31, 1999.

     The Company has a Stock Option Plan Committee, consisting of Messrs. Rose, Gero and Payne, to determine and designate officers, directors and key employees of the Company and of Prime who are to be granted options, the number of shares subject to options, the nature and terms of the options to be granted, and to otherwise administer the Employee Stock Option Plan. Members of the Stock Option Plan Committee automatically receive options pursuant to the Employee Stock Option Plan under certain circumstances. See "ELECTION OF DIRECTORS--Executive Compensation--Stock Option Plan." The Stock Option Plan Committee held one meeting during the year ended December 31, 1999.

     The Company has a Compensation Committee of the Board of Directors consisting of Messrs. Rose and Gero. The functions of the Compensation Committee are to develop compensation policies with respect to the Company's and Prime's executive officers based, in part, on performance-related criteria, and to make recommendations to the Board of Directors regarding compensation of executive officers in accordance with such policies. The Compensation Committee held one meeting during the year ended December 31, 1999.

EXECUTIVE COMPENSATION

     Each of the Company's executive officers is an officer of Drew and is compensated by Drew. The Company does not compensate its executive officers; however, pursuant to the Shared Services Agreement, the Company reimburses Drew for the services rendered by such persons. The Company paid Drew $144,000 for the services rendered to the Company during the year ended December 31, 1999. See "THE COMPANY."

     Summary Compensation

     The following table sets forth the annual and long-term cash and noncash compensation for each of the last three calendar years, awarded to or earned by Leigh J. Abrams, President and Chief Executive Officer and a director of the
Company:

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                      ANNUAL COMPENSATION            COMPENSATION
                               ----------------------------------   ---------------
NAME AND PRINCIPAL  CALENDAR                         OTHER ANNUAL   NUMBER OF STOCK   ALL OTHER
  POSITION           YEAR       SALARY    BONUS(1)   COMPENSATION   OPTIONS AWARDED   COMPENSATION
------------------  --------   --------   --------   ------------   ---------------   ------------
Leigh J. Abrams...    1999     $      0   $ 95,475     $      0               0          $    0
  President and       1998            0   $324,778            0               0               0
  Chief Executive     1997            0                       0               0               0
  Officer

------------------
(1) Pursuant to an agreement, Leigh J. Abrams, President and Chief Executive Officer of the Company, is entitled to receive an incentive bonus equal to 2 1/2% of the Company's annual income before income taxes and extraordinary items, subject to certain adjustments. No incentive compensation was payable for 1997. For 1998, Mr. Abrams received incentive compensation of $324,778, of which $267,726 resulted from the sale of Leslie-Locke's assets, and the balance of $57,052, resulted from income from operations and investments. The incentive bonus paid to Mr. Abrams for 1998 is net of $82,000 allocated by Mr. Abrams to other Drew employees who rendered services to the Company. For 1999, Mr. Abrams received an incentive bonus of $95,475, net of $20,000 allocated by Mr. Abrams to other Drew employees who rendered services to the Company.

STOCK OPTION PLAN

     The Company maintains an Employee Stock Option Plan (the "Stock Option Plan") pursuant to which the Company may grant officers, directors and key employees of the Company and of Prime options to purchase Common Stock. The Stock Option Plan provides for the grant of stock options that qualify as incentive stock options ("ISOs") under Section 422 of the Code and non-qualified stock options.

     Under the Stock Option Plan, the Stock Option Committee (the "Committee") is authorized to grant options to purchase up to an aggregate of 300,000 shares of Common Stock, of which currently 50,000 shares are allocated to members of the Committee and 250,000 shares are allocated to eligible employees, non-employee directors and non-employee officers, subject to maximum options to purchase 50,000 shares granted to any one eligible employee. The Committee has sole and complete authority to determine the individuals eligible to receive stock options under the Stock Option Plan, and to determine the number of stock options to be granted to eligible individuals, as well as the terms and conditions under which grants will be made (including limitations, restrictions or prohibitions upon the exercise of stock options). The Committee determines the period for which each stock option may be exercisable, but in no event may a stock option be exercisable more than 10 years from the date of grant thereof. The number of shares available under the Stock Option Plan, and the exercise price of options granted under the Stock Option Plan, are subject to adjustments that may be made by the Committee to reflect stock splits, stock dividends, recapitalizations, mergers, or other major corporate action.

     The exercise price for options granted under the Stock Option Plan is determined by the Committee in its sole discretion; provided, however, in the case of an ISO granted to an optionee, the exercise price will be at least equal to 100% of the fair market value of the shares subject to such option on the date of grant. The exercise price may be paid in cash or in shares of Common Stock. Options granted under the Stock Option Plan become exercisable in annual installments determined by the Committee and are also subject to performance criteria.

     Each Committee Member is automatically awarded an option ("Formula Option") to purchase 2,500 shares of Common Stock on December 31st of each year in which such Committee Member has served not less than 12 consecutive months as a director of the Company. Such Formula Options immediately vest and are exercisable during the five year period following the date of grant. The purchase price of Common Stock subject to such Formula Options is not less than 100% of the fair market value (as defined in the Plan) of the shares subject to option on the date such Formula Option is granted, subject to adjustment as provided in the Stock Option Plan.

OPTION GRANTS IN 1999

     No options were granted to Mr. Abrams during 1999. The following table summarizes the Formula Option automatically granted during 1999 to the Chairman of the Board of the Company.

                                                                                  POTENTIAL
                                                                               REALIZABLE VALUE
                                         INDIVIDUAL GRANTS                        AT ASSUMED
                         --------------------------------------------------    ANNUAL RATES OF
                         NUMBER OF     % OF TOTAL                                   PRICE
                          SHARES       OPTIONS                                 APPRECIATION FOR
                         UNDERLYING    GRANTED TO                                OPTION TERM
                         OPTIONS       EMPLOYEES     EXERCISE    EXPIRATION    ----------------
         NAME            GRANTED       IN 1999        PRICE        DATE          5%       10%
----------------------   ----------    ----------    --------    ----------    ------    ------
Edward W. Rose, III...      2,500         33.3%      $ 3.635      12/31/04     $2,511    $5,548

OPTION-EXERCISES IN 1999 AND YEAR-END VALUES

     The following table presents the value of unexercised options, at December 31, 1999, held by those executive officers compensated by Drew pursuant to the Shared Services Agreement, and by the Chairman of the Board of the Company.

                                                      NUMBER OF               VALUE OF UNEXERCISED
                                                    SECURITIES UNDERLYING      IN-THE-MONEY
                                                    UNEXERCISED OPTIONS AT      OPTIONS AT
                          SHARES                    DECEMBER 31, 1999         DECEMBER 31, 1999(1)
                         ACQUIRED        VALUE      EXERCISABLE (E)           EXERCISABLE (E)
         NAME            ON EXERCISE    REALIZED    UNEXERCISABLE (U)         UNEXERCISABLE (U)
----------------------   -----------    --------    ----------------------    ----------------------
Edward W. Rose, III...      5,000        $5,887             12,500(E)                $ 10,393(E)

Leigh J. Abrams.......                                       8,000(E)                $ 17,100(E)
                                                             2,000(U)                $  4,275(U)

Fredric M. Zinn.......                                       6,000(E)                $ 12,825(E)
                                                             1,500(U)                $  3,206(U)

Harvey J. Kaplan......                                       1,600(E)                $  3,420(E)
                                                               400(U)                $    855(U)

------------------

(1) Market value of Common Stock at December 31, 1999 ($3.6875) minus the exercise price.

COMPENSATION OF DIRECTORS

     Edward W. Rose, III, Chairman of the Board of Directors, receives an annual director's fee of $24,000, payable $2,000 per month, plus $1,000 for attendance at each meeting of the Board of Directors and $500 for attendance at each Committee meeting. James F. Gero and Marshall B. Payne each receive an annual director's fee of $9,000, payable $750 per month, plus $500 for attendance at each meeting of the Board of Directors and $500 for attendance at each Committee meeting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No executive officer of the Company serves on the Compensation Committee, and there are no "interlocks," as defined by the Securities and Exchange Commission.

                      REPORT OF THE COMPENSATION COMMITTEE

COMPENSATION POLICY

     The Compensation Committee of the Board of Directors (the "Committee") consists of two non-employee directors, Edward W. Rose, III and James F. Gero. The Committee has the responsibility of developing the policies which govern compensation for executive officers, and making recommendations to the Board of Directors regarding compensation of executive officers in accordance with such policies. The Company does not compensate its executive officers, each of whom is an officer of Drew, except for incentive compensation paid to the Company's Chief Executive Officer. However, pursuant to the Shared Services Agreement, the Company reimburses Drew for the services rendered by such persons. See "THE COMPANY" and "ELECTION OF DIRECTORS--Executive Compensation."

     During 1999, the Company's executive compensation policy was designed to enable the Company to attract, motivate and retain senior management by providing a competitive compensation opportunity based significantly on performance. The objective was to provide fair and equitable compensation to senior management in a way that rewards management for reaching and exceeding objectives. The compensation policy links a significant portion of executive compensation to the Company's performance, recognized individual contribution as well as overall results, and aligns executive and stockholder interests. The primary components of the Company's executive compensation were performance-related incentive compensation and stock options. While the components of compensation are considered separately in this report, the Committee took into account the full compensation package provided to each of the executives.

     Each year the Committee will review the Company's compensation policy utilizing both internal and external sources of information. If appropriate, changes will be recommended.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER OF THE COMPANY IN 1998

     Pursuant to an agreement, Leigh J. Abrams, President and Chief Executive Officer of the Company, is entitled to receive an incentive bonus equal to 2 1/2% of the Company's annual income before income taxes and extraordinary items. For 1999, Mr. Abrams received an incentive bonus of $95,475, net of $20,000 allocated by Mr. Abrams to other Drew employees who rendered services to the Company.

STOCK OPTIONS

     The Company's Stock Option Plan provides for the grant of options to officers, directors and key employees of the Company and Prime to purchase the Company's Common Stock. The options may qualify as incentive stock options or may be non-qualified stock options. The Stock Option Plan is administered by the Stock Option Committee. See "ELECTION OF DIRECTORS--Executive
Compensation--Stock Option Plan."

     During 1999, Formula Options to purchase an aggregate of 7,500 shares of Common Stock were automatically granted to three directors of the Company.

     Because all outstanding options under the plan have been granted at fair market value, any value which is ultimately realized by executive officers through stock options is based entirely on the Company's performance, reflected in the Company's results of operations, as perceived by investors in the Company's Common Stock who establish the price for the Common Stock on the open market.

CONCLUSION

     A significant portion of the Company's executive compensation is linked directly to individual performance and the Company's results. The Committee intends to continue to determine compensation based upon these factors.

                                                  COMPENSATION COMMITTEE
                                                   Edward W. Rose, III
                                                      James F. Gero

COMPARATIVE STOCK PERFORMANCE

     The following graph compares, for the period from December 31, 1994 through the end of calendar year 1999, the cumulative stockholder return on the Common Stock of the Company with the cumulative return on the common stocks of the companies included in the Russell 2000 Index and on the common stocks of the companies included in the S & P Building Materials Index.

     The graph assumes investment of $100 on December 31, 1994 in the Company's Common Stock and in the common stocks of the companies included in the Russell 2000 Index and the S & P Building Materials Index, and assumes that any dividends were reinvested.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                     AMONG LBP, INC., THE RUSSELL 2000 INDEX
                    AND THE S & P BUILDING MATERIALS INDEX(1)

                                     [GRAPH]

    Research Data Group                       Peer Group Total Return Worksheet

              Lbp Inc (LBPI)

                                               Cumulative Total Return
                                     ------------------------------------------
                                     12/94   12/95  12/96   12/97  12/98  12/99

     LBP, INC.                        100     128    181     151     200    223
     RUSSELL 2000                     100     127    155     204     191    188
     S & P BUILDING MATERIALS         100     135    162     197     209    167

    * $100 INVESTED ON 12/31/94 IN STOCK AND IN
      INDEX - INCLUDING REINVESTMENT OF DIVIDENDS.
      FISCAL YEAR ENDING DECEMBER 31.

------------------
(1) Since the sale of the Company's operating business in June 1998, the Company is not comparable to those companies included in the S&P Building Materials Index.

CERTAIN TRANSACTIONS

     See "ELECTION OF DIRECTORS--Employment Contracts and Termination of Employment Arrangements."

INDEMNIFICATION

     The Company's Certificate of Incorporation (the "Certificate") provides for indemnification of directors and officers to the full extent permitted under Delaware Law. Delaware Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, provided that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged not to be entitled to indemnification under such law.

     The Certificate also provides for indemnification of directors and officers of the Company against liabilities and expenses in connection with any legal proceedings to which they may be made a party or with which they may become involved or threatened by reason of having been an officer or director of the Company or of any other entity at the request of the Company. The Certificate generally provides that a director or officer of the Company (i) shall be indemnified by the Company for all expenses of such legal proceedings unless he has been adjudicated not to have acted in good faith in the reasonable belief that his action was in or not opposed to the best interest of the Company, and
(ii) shall be indemnified by the Company for the expenses, judgments, fines and amounts paid in settlement and compromise of such proceedings. Indemnification will be made to cover costs of settlements and compromises if the Board of Directors determines by a majority vote of a quorum consisting of disinterested directors (or, if such quorum is not obtainable, by a majority of the disinterested directors of the Company), that such settlement or compromise is proper in the circumstances.

     The Certificate permits the payment by the Company of expenses incurred in defending a civil or criminal action in advance of its final disposition, subject to receipt of an undertaking by the indemnified person to repay such payment if it is ultimately determined that such person is not entitled to indemnification under the Certificate. No advance may be made if the Board of Directors determines, by a majority vote of a quorum consisting of disinterested directors (or, if such quorum is not obtainable, by a majority of the disinterested directors of the Company), that such person did not act in good faith in the reasonable belief that his action was in or not opposed to the best interest of the Company.

     The Certificate provides that no director shall be liable to the Company or its stockholders for monetary damages for breach of his fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unauthorized distributions and certain insiders' loans, or
(iv) for any transaction from which the director derived an improper personal benefit.

EMPLOYEE STOCK PURCHASE PLAN

     A total of 375,000 shares of Common Stock of the Company were made available for purchase by regular full-time employees of the Company under the 1995 Employee Stock Purchase Plan, of which 78,997 shares have been purchased. The Company currently has no full-time employees, and the Stock Purchase Plan has been inactive since the sale of Leslie-Locke's assets.

                          II. APPOINTMENT OF AUDITORS

     It is proposed that the stockholders ratify the appointment, by the Board of Directors, of KPMG LLP as independent auditors for the purpose of auditing and reporting upon the consolidated financial statements of the Company for the year ending December 31, 2000. It is expected that a representative of that firm will be present at the Annual Meeting of Stockholders to be held on May 17, 2000 and will be afforded the opportunity to make a statement and respond to appropriate questions from stockholders present at the meeting.

     Management recommends that you vote FOR ratification of the appointment of KPMG LLP as independent auditors for the year ending December 31, 2000.

                       III. TRANSACTION OF OTHER BUSINESS

     As of the date of this Proxy Statement, the only business which Management intends to present or knows that others will present at the meeting is that set forth herein. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement thereof, it is the intention of the persons in the form of Proxy solicited from holders of the Common Stock to vote the Proxy on such matters in accordance with their judgment.

                             STOCKHOLDER PROPOSALS

     All proposals which stockholders of the Company desire to have presented at the Annual Meeting of Stockholders to be held in May, 2001 must be received by the Company at its principal executive offices on or before February 1, 2001.

                                          By Order of the Board of Directors

                                                   EDWARD W. ROSE, III
                                          Chairman of the Board of Directors

April 17, 2000

                                   LBP, INC.
             PROXY FOR ANNUAL MEETING OF STOCKHOLDERS--MAY 17, 2000
                THIS PROXY IS SOLICITED ON BEHALF OF MANAGEMENT

      The undersigned, revoking any proxy heretofore given, hereby appoints LEIGH J. ABRAMS and FREDRIC M. ZINN, or either of them, proxies of the undersigned, with full power of substitution, with respect to all the shares of the Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of LBP, Inc., to be held at the Hotel Crescent Court, Second Floor, 400 Crescent Court, Dallas, Texas 75201 on May 17, 2000 at 10:00 A.M. and at any adjournment or postponement thereof, upon the following items as set forth in the Notice of Annual Meeting and Proxy Statement, and in their discretion on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

                                (Continued and to be signed on the reverse side)

 ...............................................................................
                              FOLD AND DETACH HERE

The Board of Directors Recommends a Vote FOR Authority to       PLEASE    [X]
Vote for Directors and for Proposition "2"                       MARK
                                                                 YOUR
                                                               VOTES AS
                                                               INDICATED
                                                                  IN
                                                                 THIS
                                                                EXAMPLE


1. ELECTION OF DIRECTORS              FOR all named nominees      WITHHOLD
  NOMINEES: EDWARD W. ROSE, III,       (except as indicated      AUTHORITY
  LEIGH J. ABRAMS, JAMES F. GERO,     to the contrary below)   from nominees
  MARSHALL B. PAYNE                            [ ]                   [ ]

2. TO RATIFY THE APPOINTMENT
   OF KPMG LLP AS INDEPENDENT
   AUDITORS.                    FOR     AGAINST     ABSTAIN
                                [ ]       [ ]         [ ]

  (INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the space provided below.)

                ----------------------------------------------------------------

Please sign exactly as name appears hereon. If the stock is registered in the names of two or more persons each should sign. Executors, Administrators, Trustees, Guardians, Attorneys, and corporate officers should add their titles. Please check if you plan to attend the meeting [ ]

                                                        Dated:                   , 2000
--------------------------  --------------------------        ------------------
 SIGNATURE OF SHAREHOLDER    SIGNATURE OF SHAREHOLDER

Please mark boxes /x/ in blue or black ink. This Proxy should be returned to:
ChaseMellon Shareholder Services, L.L.C., 85 Challenger Rd., Overpeck Center, Ridgefield Park, New Jersey 07660

                              FOLD AND DETACH HERE